EXHIBIT 10.1

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS.

Each of our executive officers is employed on an at will basis. As part of our efforts to reduce costs, we have reduced the annual salaries paid to our named executive officers. Effective March 1, 2009, the current annual salaries of our executive officers are as set forth in the chart below:
		Annual Base Salary
Executive Officers	Title	Prior to 10/1/08	As of 3/1/09(1)	Variable Compensation
Robert E. Matthiessen	President, CEO and Director	$317,242	$202,242	1.0% of consolidated pre-tax profits plus 1.0% of each product segment's pre-tax profits.

Alyn R. Holt	Chairman	$275,600	$175,695	None

Hugh T. Regan, Jr.	Secretary, Treasurer and CFO	$224,422	$143,069	Discretionary

Daniel J. Graham	Sr. Vice President and General Manager - Manipulator/Docking Hardware Product Segment	$205,712	$131,141	2.0% of pre-tax profits of the Manipulator and Docking Hardware product segment.

James Pelrin	Vice President and General Manager-Temperature Management Product Segment	$205,358	$157,968	2.0% of pre-tax profits of the Temperature Management product segment.

Dale E. Christman	Vice President and General Manager - Tester Interface Product Segment	$176,000	$112,200	2.0% of pre-tax profits of the Tester Interface product segment.

(1) This column reflects the net effect of a one-week furlough every four weeks worked for all of the named executive officers except for James Pelrin who has a one-week furlough for every month worked.

Each of the foregoing officers receive our standard benefits package. Messrs. Matthiessen, Regan, Graham, Pelrin and Christman are parties to Change of Control Agreements with us that provide for the payment of certain benefits upon the executive's termination of employment. These agreements are included as Exhibits to our 2007 Annual Report on Form 10-K.

Fees paid to Directors who are not also our officers (each a "non-employee director") have also been reduced. Effective March 1, 2009, each non-employee director will receive an annual retainer of $15,938. Members of the Executive Committee are paid an additional annual retainer of $9,563. The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $9,563; the Chairman of the Compensation Committee is paid an additional annual fee of $6,375; the Chairman of the Intellectual Property Committee is paid an additional annual fee of $25,500; and the Chairman of the Nominating and Corporate Governance Committee is paid an additional annual fee of $6,375. Prior to October 1, 2008, non-employee directors had received annual retainers of $25,000 and members of the Executive Committee had been paid an additional $15,000. The chairmen of the Audit Committee, Compensation Committee, Intellectual Property and Nominating and Corporate Governance Committees had previously been paid $15,000, $10,000, $75,000, and $10,000, respectively.